Exhibit 99.1

         LTX Corporation Elects Patrick J. Spratt to Board of Directors

     WESTWOOD, Mass.--(BUSINESS WIRE)--Nov. 10, 2005--LTX Corporation (Nasdaq:
LTXX), a leading provider of semiconductor test solutions, today announced that Patrick J. Spratt, chief financial officer of KVH Industries, Inc. (KVH) has been elected to its Board of Directors.
     "We are pleased to welcome Pat to our Board of Directors," said Roger W. Blethen, chairman of the board of LTX. "With his extensive financial background in technology, Pat will be a valuable asset to LTX as we advance our core strategies."
     Since 2002 Mr. Spratt has served as chief financial officer of KVH, a leader in the development and manufacture of mobile broadband satellite communications, fiber optic products and tactical land navigation systems. Prior to joining KVH, Mr. Spratt served as an independent consultant and chief financial officer for FabCentric, Inc., a provider of productivity software for semiconductor manufacturing. From January 2000 to April 2001, he served as director and chief financial officer of Negen Access Inc., a broadband telecommunications company. Prior to joining Negen, Mr. Spratt held several management positions with BioReliance Corporation and Digital Equipment Corporation.
     Mr. Spratt fills the Board position held by director Robert J. Boehlke, who leaves the LTX Board today. It is expected that Mr. Spratt will serve as chairman of the Audit Committee, in addition to other Board responsibilities.

     ABOUT LTX

     LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX's patented, scalable, single-platform test system, uses innovative technology to provide high performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers' economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX's web site is www.ltx.com.

     LTX and Fusion are registered trademarks and enVision is a trademark of LTX Corporation.

     All other trademarks are the property of their respective owners.

     www.ltx.com


     CONTACT: LTX Corporation
              Mark Gallenberger, 781-467-5417
              mark_gallenberger@ltx.com